Exhibit 10.14

Gulfstream

Referral Services Agreement

This Agreement is entered into on June 20, 2003, by and between Whitney Education Group, Inc., a Florida corporation, (hereinafter referred to as the “WEG”) and Gulfstream Development Group LLC, a Florida limited liability company (hereinafter referred to as “Gulfstream”).

WHEREAS, WEG is currently engaged in the business of post secondary real estate educational training and has access to students seeking home purchases.

WHEREAS, Gulfstream has substantial expertise in building and selling homes and is seeking buyers of new homes.

WHEREAS, WEG has in the past referred certain students to Gulfstream in order to facilitate the home buying process and wishes to continue to refer students to Gulfstream.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereby agree as follows:

1.              Appointment of Gulfstream

WEG shall appoint Gulfstream to be the exclusive provider of homes for students of WEG. At the discretion of WEG, in the event that Gulfstream is unable to provide homes to WEG’s students in a timely manner, WEG shall be allowed to negotiate with other builders for their services, either in tandem with Gulfstream or as a replacement.

2.              Past Referrals and Fees

Upon the execution of this agreement, Gulfstream shall pay to WEG a referral fee in the amount of one hundred thousand dollars ($100,000.00) as compensation for any and all referrals of students to Gulfstream by WEG, which students purchased and closed on a home prior to January 1, 2003.

3.              Future Referrals and Fees

Gulfstream shall pay to WEG the amount of one thousand dollars ($1,000.00) for each student that WEG refers to Gulfstream that purchase and closes on a home on or after January 1, 2003.

4.              Notice and Compensation

Gulfstream shall provide to WEG a written list within fifteen (15) days of the 1st of each month of the names and addresses of each student referred by WEG who purchased and closed on a home built by Gulfstream.  IN addition, Gulfstream shall include a check as compensation in an amount to equal the number of students on the written list multiplied by one thousand dollars ($1,000.00).

5.              Term and Termination

Except as provided below, this agreement and the services to be performed under it, shall commence on June 30, 2003, and shall continue indefinitely, unless terminated by either party upon thirty (30) days written notice provided to the other party, unless for just cause.

6.              Indemnification

Gulfstream shall release, defend, indemnify, and hold harmless WEG, its parent subsidiaries, affiliates, successors, assigns, trustees, officers, agents, and employees from all suits, actions, or claims of any character, name, or description including reasonable attorney’s fees, brought on account of any injuries or damages, or loss sustained by Gulfstream or any person or property arising out of or related to services provided under this Agreement, attributed to Gulfstream’s negligence or failure to perform or comply with any requirements of this Agreement, including, but not limited to, any claims for personal injury or property damage.

7.              Notices

Any notices to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, return receipt requested, or by telegram or facsimile followed by a confirmation letter sent as provided above, addressed to such party as follows:

(a) Notices to the WEG:

Ronald S. Simon

1612 E. Cape Coral Parkway

Cape Coral, FL 33904

With a copy to:

Marie Code, Esq.

1612 E. cape Coral Parkway

Cape Coral, FL 33904

(b) Notices to Gulfstream

Brian Haag

4829 Coronado Parkway

Cape Coral, FL 33904

4405 Manchester Ave

Notices sent in accordance with this section shall be deemed effective on the date of dispatch.  Any changes in the information set forth in this section shall be upon notice to the other party delivered in the manner set forth above.

8.              Entire Agreement

This Agreement constitutes the entire understanding between the parties, and supersedes all prior agreements and negotiations, whether oral or written.  There are no other agreements between the parties, except as set forth in this Agreement.  No supplement, modification, waiver, or termination of this Agreement shall be binding unless in writing and executed by all parties in this Agreement.

9.              Assignment; Binding Effect

Neither this Agreement nor any rights, benefits, or obligations under it may be assigned by any party to this Agreement without the prior express written consent of the other party.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon all of the parties to this Agreement and their respective executors, administrators, successors, and permitted assigns.

10.       Severability

In the event any of the provisions of this Agreement are found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected.

11.       Construction

The headings of the sections contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.  The parties have been advised by counsel in connection with this Agreement.  This Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against either party, and as a whole, giving effect to all the terms, conditions, and provisions of this Agreement.

12.       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

13.       Counterparts; Place of Execution

This Agreement may be executed in two or more counterparts, which shall together constitute one and the same agreement.

14.       Attorney Fees

In the event that any party to this Agreement shall commence any suit or action to interpret or enforce this agreement, the prevailing party in such action shall recover that party’s costs and expenses incurred in connection with the suit or action, including attorneys’ fees and costs of appeal, if any.

15.       No Third-Party Benefit

Nothing contained in this agreement shall be deemed to confer any right or benefit on any person who is not a party to this agreement.

16.       Failure to Notify

The failure of either party to insist on strict compliance with any of the terms, covenants or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of that right or power for all or any other times under this Agreement.

17.       Applicable Law

This Agreement shall be deemed to have been made in the State of Florida.  This Agreement shall be governed by the laws of the State of Florida, and all actions brought hereunder whether at law or in equity shall be brought in the state or federal courts serving Lee, Palm Beach or Broward Counties in the State of Florida.  The parties hereby agree that any and all claims arising from or in connection with the subject matter of this Agreement must be brought in either the state or federal courts in and for Lee, Palm Beach or Broward County, Florida, and the parties hereby expressly waive any venue privileges which may be asserted in connection with this Agreement.  In any litigation arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

18.       Authority

The parties warrant that they have the authority to enter into this Agreement and that entering into this Agreement is not restricted or prohibited by any existing agreement to which they are parties.

19.       Right to Audit

WEG shall have the right to audit Gulfstream’s business sales records and closing statements upon five (5) days prior written notice provided by WEG to Gulfstream.  WEG shall have the right to receive photocopies of all Gulfstream’s business sales records and closing statements upon five (5) days prior written notice provided to Gulfstream.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized representatives as of the date and year first written above.

Whitney Education Group, Inc.	Gulfstream Development Group LLC

/s/ Ronald S. Simon	/s/ Brian Haag
Ronald S. Simon, Secretary	Brian Haag, Managing Member

Legal Department